Exhibit (99)(a)

Media Contacts:

Christy Phillips-Brown 704.383.8178

Mary Eshet 704.383.7777

Investor Contacts:

Alice Lehman 704.374.4139

Ellen Taylor 212.214.1904

Press Release Friday, Oct. 10, 2008 WACHOVIA NOTICE REGARDING WELLS FARGO TRANSACTION

CHARLOTTE, N.C. – As announced on October 3, 2008, Wachovia Corporation (NYSE: WB) intends to issue shares of preferred stock pursuant to the merger agreement and share exchange agreement entered into by Wachovia with Wells Fargo & Company on October 3, 2008. The transaction would normally require approval of shareholders according to the Shareholder Approval Policy of the New York Stock Exchange. The Audit Committee of the Board of Directors of Wachovia determined that the delay necessary in securing shareholder approval for the consummation of the stock issuance would seriously jeopardize the financial viability of Wachovia. In reaching this conclusion, the Audit Committee considered various factors, including factors specific to Wachovia, the extraordinary and highly uncertain economic, financial and political environment and the experience of other financial institutions. Because of that determination, the Audit Committee, pursuant to an exception provided in the NYSE’s shareholder approval policy for such a situation, expressly approved Wachovia’s omission to seek the shareholder approval that would otherwise have been required under that policy. The NYSE has accepted Wachovia’s application of the exception.

Wachovia, in reliance on the exception, is mailing to all shareholders a letter notifying them of its intention to issue the shares without seeking their approval. Ten days after such notice is mailed, and upon receipt of all required regulatory approvals, Wachovia will proceed to issue certificates for the shares of preferred stock.

The proposed merger with Wells Fargo will create the nation’s premier coast-to-coast community banking presence with community banks in 39 states and the District of Columbia. The merger is expected to close by year-end, subject to regulatory approvals and Wachovia shareholder approval.

Additional Information

The proposed merger will be submitted to Wachovia’s shareholders for their consideration. Wells Fargo will file a registration statement with the Securities and Exchange Commission (SEC), which will include a proxy statement/prospectus, and each of Wachovia and Wells Fargo may file other relevant documents concerning the proposed merger. Shareholders and other investors are urged to read the registration statement and the proxy statement/prospectus when they become available, as well as any other relevant documents concerning the proposed merger filed with the SEC

(and any amendments or supplements to those documents), because they will contain important information. You will be able to obtain a free copy of the registration statement and the proxy statement/prospectus, as well as other filings containing information about Wachovia and Wells Fargo, at the SEC’s website (http://www.sec.gov) and at the companies’ respective websites, wachovia.com and wellsfargo.com. Copies of the proxy statement/prospectus and the SEC filings that will be incorporated by reference in the proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, Charlotte, NC 28288-0206, (704) 383-0798; or to Wells Fargo & Company, Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd Floor, San Francisco, California 94104-1207, (415) 396-3668.

Participants in the Solicitation

Wachovia and Wells Fargo and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia in connection with the proposed merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2008. Information about the directors and executive officers of Wells Fargo is set forth in the proxy statement for Wells Fargo’s 2008 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 17, 2008. Additional information regarding the interests of those participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement/prospectus regarding the proposed merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.eID:NT001BB4CA

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, with assets of $812.4 billion and market capitalization of $33.5 billion at June 30, 2008. Wachovia provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services to customers through 3,300 retail financial centers in 21 states from Connecticut to Florida and west to Texas and California, and nationwide retail brokerage, mortgage lending and auto finance businesses. Globally, clients are served in selected corporate and institutional sectors and through more than 40 international offices. Our retail brokerage operations under the Wachovia Securities brand name manage more than $1.1 trillion in client assets through 14,600 financial advisors in 1,500 offices nationwide. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com.